EXHIBIT 32.01

CERTIFICATIONS

(Pursuant to 18 U.S.C. Section 1350)

The undersigned hereby certifies that (i) the foregoing Quarterly Report on Form 10-Q filed by Bank of the Carolinas Corporation (the “Registrant”) for the quarter ended September 30, 2012, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in that Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Date: November 14, 2012	/s/ Stephen R. Talbert
Stephen R. Talbert
President and Chief Executive Officer
(principal executive officer)

Date: November 14, 2012	/s/ Megan W. Patton
Megan W. Patton
Vice President and Controller
(principal financial officer)